Exhibit 4.33

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SUPPLY AND DISTRIBUTION AGREEMENT

This Agreement is made on this 9th day of June 2017 entered into by and between:

(1)	OASMIA PHARMACEUTICAL AB (“Oasmia”) a corporation under the laws of Sweden and having its principal office at Vallongatan 1, 752 28 Uppsala, Sweden;

and

(2)	HETERO LABS LTD. (“Hetero”), an Indian corporation with its corporate address at 7-2-A2, Industrial Estates, Sanath Nagar, Hyderabad, 500 018, Telangana, India.

Oasmia and Hetero are hereinafter jointly referred to as the Parties, and individually as a Party.

1.	BACKGROUND

1.1	Oasmia has certain worldwide rights to Licensed Technology (hereinafter defined) to the Product (hereinafter defined).

1.2	Hetero is a company specializing in marketing and distribution of pharmaceutical products and has the competences and capabilities to sell and distribute the Product in the Territory (hereinafter defined).

1.3	Oasmia is desirous of granting to Hetero, and Hetero is desirous of accepting from Oasmia, the exclusive rights to market, sell and distribute the Products under OASMIA’s Trademarks in the Territory.

1.4	Oasmia is desirous of supplying Hetero’s requirements of the Product and Hetero is desirous of purchasing the same from Oasmia.

2.	DEFINITIONS

2.1	For the purpose of this Agreement the following expressions shall have the following meanings:

2.1.1	“Affiliate” shall mean any entity that directly (or indirectly through one or more intermediaries) controls, is controlled by, or is under common control with a Party, and the term “control” means control of (i) more than half of the voting power or issued share capital, or (ii) the control directly or indirectly to direct or cause direction of the management and policies of an entity; and the terms “controls” and “controlled” shall be construed accordingly;

2.1.2	“Agreed Quality” shall have the meaning given in clause 13;

2.1.3	“Agreement” shall mean this Supply and Distribution Agreement;

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2.1.4	“Binding Purchase Order” shall have the meaning given in clause 11;

2.1.5	“Claim” shall mean any claim, action, demand, proceeding, complaint or other similar action (including, but not limited to, any such claim, action, demand, proceeding, complaint or other similar action by third party);

2.1.6	“Competent Authorities” shall mean any and all competent and regulatory authorities in each of the countries in the Territory: (i) that are responsible for the regulation of medicinal products intended for human use and responsible for granting any Marketing Authorization, including but not limited to the European Medicinal Agency (EMA)/European Commission;

(ii) all local Medicinal Product Agencies; and (iii) all pricing and reimbursement authorities;

2.1.7	“Confidential Information” shall mean in relation to a Party any secret or proprietary information (whether written or oral and in whatever medium) relating to a Party’s business or of the business of their Affiliates, including Intellectual Property Rights, the Trademark, Know-how, the Improvements, the Product and related developments, other products, substances, customer lists, pricing policies, employment records and policies, operational methods, marketing and strategy plans and policies, product development techniques or plans, regulatory data, regulatory applications and dealings, methods of manufacture, technical processes, design projects, inventions and research programmes, trade secrets and other business affairs, and any other information of a confidential nature of the Party or its Affiliates;

2.1.8	“Cost of Goods” shall have the meaning given in Appendix I;

2.1.9	“Current Good Distribution Practice” or “cGDP” or “GDP” shall mean Good Distribution Practice as defined in all applicable legislations and guidelines;

2.1.10	“Current Good Manufacturing Practice” or “cGMP” or “GMP” shall mean Good Manufacturing Practice for medicinal products as defined in all applicable legislation and guidelines;

2.1.11	“Customer” shall mean any party to which Hetero delivers and invoices Product;

2.1.12	“Data Market Exclusivity” shall mean any data protection, market and sales exclusivity (including but not limited to orphan and paediatric) or any similar protection granted to the Product according to the applicable rules and regulations in the Territory;

2.1.13	“Delivery Date” shall mean the date of the Product receipt by Hetero under CIP, Sheremetyevo Airport Moscow, Russia (Incoterms 2010);

2.1.14	“Effective Date” shall mean the date of signing of this Agreement by both Parties;

2.1.15	“Fiscal Year” shall mean a period from the 1st January through 31st December in the same year;

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2.1.16	“Field” shall mean human therapy;

2.1.17	“Finished Product” shall mean the Product packaged labelled and released by Oasmia according to the specifications with the approval by Competent Authorities for distribution and sale specific for each country of the Territory;

2.1.18	“Gross Sales” shall have the meaning given in Appendix I;

2.1.19	“Oasmia’s Patents” shall mean Patents in the Territory that are owned or controlled by Oasmia and that relate to the Product, including its uses and processes for manufacture;

2.1.20	“Information” means any information, communications or data, in any form, including oral, written, graphic, electro-magnetic, in machine readable form, computerized, or otherwise stored in any media;

2.1.21	“Intellectual Property” shall mean all intellectual property including all patents, trademarks, service marks, registered designs, utility models, design right, database rights, copyright, trade secrets and other confidential information, know-how, and all other intellectual and industrial property and rights of a similar or corresponding nature in any part of the world, whether registered or not or capable of registration or not and including the right to apply for all and all applications for any of the foregoing rights, right to claim priority, the right to sue for past infringements and common law or equitable remedies in respect of any of the foregoing rights, and any renewals, extensions or restorations, and divisional, continuation and reissued applications of the foregoing rights (and “Intellectual Property Rights” mean rights, title and interest including all moral rights in such Intellectual Property;

2.1.22	“Know-how” shall mean any and all relevant information, data and/or know-how, related to the Product;

2.1.23	“Oasmia’s Technology” shall mean collectively the Know-how and the Regulatory or Clinical Data owned or controlled by Oasmia;

2.1.24	“Losses” shall mean direct loss or lost profits caused to any of the Parties to this Agreement as result of the other Party’s actions, howsoever they might arise, whether as a result of a tort (including negligence), breach of contract, breach of statutory duty or misrepresentation;

2.1.25	“Marketing Authorization” shall mean any and all marketing and other authorizations and approvals for use in the Field by Competent Authorities or governmental or similar body necessary for the lawful importation, use, marketing, promotion, distribution, and sale (whether to the public or the private sectors) of the Product in each country of the Territory including but not limited to regulatory approval and pricing and reimbursement. Distribution of the Product in the Territory on a Named Patient basis is not considered a Marketing Authorization;

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2.1.26	“Marketing Authorization Holder” shall in all text refer to Oasmia or Hetero, as specifically agreed in writing by the Parties in a specific case;

2.1.27	“Non-Conforming Product” shall have the meaning given in clause 13;

2.1.28	“Patent Rights” shall mean all intellectual and industrial property rights, including the rights to claim priority, the right to sue for past infringements and common law or equitable remedies in respect of any of the rights, and any renewals, extensions or restorations, and divisional, continuation and reissued applications of the following rights: (a) (i) the right in patent applications shown in Appendix II (and patents issued thereon) and all inventions described therein; and (ii) rights in patents shown in Appendix II and all inventions described therein; and in each of (i) and (ii), including any substitutions, extensions, reissues, renewals, divisions, confirmations, continuations-in-part, registrations, and all foreign counterpart patent applications and patents; and (b) (i) rights in all patentable inventions made and patent applications which are filed for by Oasmia or any of its Affiliates during the Team (and patents issued thereon) and that relate to the Product; and (ii) rights in patentable inventions made and patent applications licensed to or acquired during the Term by Oasmia or any of its Affiliates from third parties and that relate to the Product; and which, in respect of (b)(i) and (ii), in the absence of a license, would constitute an infringement of the patents or patent applications listed in Appendix II;

2.1.29	“Product” shall mean Paclical® a micellar paclitaxel lyophilized powder for injection and XR17; or any other brand name applicable in the Territory for the Paclical product;

2.1.30	“Regulatory Data” shall mean data and Information arising from interactions with Competent Authorities, or drafted or prepared with the intention of being submitted, or which is actually submitted to any Competent Authority, and all preparatory data and Information that supports or are or might be used to support the foregoing submissions;

2.1.31	“Regulatory Requirements” shall mean all laws, guidelines and notices applicable in the Territory to the manufacturing, provision, sale, promotion, marketing of the Product, including directive 2001/83/EC, directive 2003/94/EC, directive 2001/20/EC, directive 2005/28/EC, and including all obligations applicable to Oasmia as the holder of each Marketing Authorization;

2.1.32	“Sales” shall mean invoiced amount for delivered Product by Hetero to Customer;

2.1.33	“Supply Price” shall have the meaning given in Appendix I;

2.1.34	“Term” shall mean the term of this Agreement, from the Effective Date until its termination or expiry;

2.1.35	“Territory” shall med the countries of Azerbaijan, Armenia, Belarus, Georgia, Kazakhstan, Kyrgyzstan, Moldova, Russia, Tajikistan, Turkmenistan, Uzbekistan and Ukraine;

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2.1.36	“Trademark” shall mean Paclical® or any other Oasmia trademark to be used for the Product in the Territory or in part of the Territory

2.1.37	“Vial” shall mean a vial containing 60 mg of the Product;

2.1.38	“Year” shall mean a calendar year;

2.2	In the Agreement (except where the context otherwise requires):

a)	any references to a Recital, Clause or Appendix is a reference to the relevant recital, clause or appendix of or to this Agreement;

b)	the index and clause headings are included for convenience only and shall not affect the interpretation of this Agreement;

c)	any reference to “persons” includes natural persons, firms, partnerships, companies, corporations, associations, organizations, governments, governmental agencies and departments, states, foundations and trusts in each case whether or not having separate legal personality); and

d)	any phrase introduced by the terms “including”, “include”, “in particular” or any similar expression shall be construed as illustrative and shall not limit the sense of any other words;

2.3	Unless otherwise specified, words importing the singular include the plural, words importing any gender include every gender, and (in each case) vice versa and words importing persons include all persons.

2.4	References to any statute or statutory provision shall include (i) any subordinate legislation made under it, (ii) any provision which it has modified or re-enacted (whether with or without modification) and (iii) any provision which subsequently supersedes it or re-enacts it (whether with or without modification).

3.	RIGHTS TO MARKET, PROMOTE, SELL AND DISTRIBUTE

3.1	Oasmia shall be responsible for performing all the actions necessary to obtain a registration approval in each part of the Territory., Oasmia and HETERO shall jointly have a right, to initiate or not to initiate or proceed with a registration approval procedure in any part of the Territory if such registration efforts or actions may be deemed unreasonable in relation to the size and value of the relevant part of the Territory.

3.2	Subject to clause 3.5 and As agreed between the Parties, Oasmia or Hetero shall apply for the Product Registration and other Regulatory Approvals with within [***] from the date when Oasmia is ready with or Oasmia hands over the complete Dossier to Hetero limited for the purpose of applying such Marketing Authorization. As agreed between the

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Parties Oasmia or Hetero shall obtain the Marketing Authorization within 18 months from the date of application for such Marketing Authorization. In case of any delay with regard to the grant of Marketing Authorization on account of the Regulatory Authorities the same shall by informed by Oasmia or Hetero and the Parties shall agree on the new timelines for the receipt of Marketing Authorization. In the event of any deficiencies in the Dossier or any queries posed by the Regulatory Authority Oasmia shall provide all such information as required to cure such deficiencies, within the timelines as provided by the Regulatory Authority in this regard and enable the grant of Marketing Authorization or enable Hetero to obtain the Marking Authorization on its name for the purpose of marketing and distribution of the Products in each of the countries within the Territory. For avoidance of doubt it is clarified that Oasmia shall bear all the expenses including Registration, Clinical Trials and all other incidental expenses and costs with regard to Marketing Authorization. In the event Hetero is the holder of Marketing Authorization Hetero shall bear only the registration charges. All other expenses including the cost of any clinical trails or Bio-Equivalence studies shall be borne by Oasmia itself. In the event Oasmia or Hetero is unable to obtain the Marketing Authorization after the expiry of 36 months from the date of the Application of Marketing Authorization, Oasmia shall refund the License Fee paid by Hetero and Parties may terminate this Agreement.

3.3	In cases specified in separate agreements between the Parties, Oasmia or Hetero shall take steps to perform post marketing surveillance and studies of the Product in the Territory for marketing purposes, compile clinical files, prepare and submit the required documents to the Competent Authorities under the terms of the supplementary agreement. The Parties will negotiate the need, design and cost for potential further trials in good faith.

3.4	Before any submissions to any relevant Competent Authority, the essential information in a Regulatory File will be shared with Hetero for any input before finally being submitted by Oasmia.

3.5	Subject to the terms and conditions of this Agreement, Oasmia grants to Hetero the exclusive rights during the Term to promote, use, sell and distribute the Product (i) using Oasmia’s Dossier apply, obtain and maintain the Marketing Authorization in Oasmia’s name, unless agreed otherwise in writing (ii) use Oasmia’s Technology in the Territory, and for use in the Field, and, (ii) use Oasmia’s Trademark for the Product for use in the Field, in the Territory by giving an exclusive license to Hetero, on the terms and conditions set out in this Agreement. During the Term, as long as Hetero has exclusive rights, Oasmia will not supply the Product to any other person or on any other Trademark in the Territory than Hetero. Furthermore, Oasmia shall not knowingly supply the Product to any person outside the Territory for the subsequent sale of the Product in the Territory, except Hetero.

3.6	In case after receipt of the Marketing Authorization, Hetero chooses not to place orders for a consecutive period [***], for the Product in a specific country/area within the Territory, all of Hetero’s exclusive rights under this Agreement, for that specific country/area,

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shall immediately expire and Oasmia shall be free to supply, market and sell the Product in such country/area within the Territory, provides Oasmia has effected timely supplies of the Product under this Agreement.

4.	OASMIA RESPONSIBILITIES

4.1	Oasmia will be responsible for all the research and development associated with the Product needed for obtaining regulatory approval in the Territory, which shall, inter-alia, include (i) transferring of technology from Oasmia’ research and development facility to a commercial manufacturing facility, (ii) manufacturing of scale up and optimization batches, (iii) obtaining change parts (e.g. tooling, etc.) that are required for manufacturing the Product for commercialization in the Territory, (iv) sourcing and qualifying at least one backup manufacturing site, (vii) performing stability studies (vii) perform all pre-clinical and clinical studies successfully as required by the applicable regulations.

4.2	Any technology/process/dossier/technology so licensed under this Agreement should be non-infringing on any third party rights. Oasmia should keep Hetero indemnified from all intellectual property related claims in the Territory and in a country of manufacturing.

5.	HETERO RESPONSIBILITIES

5.1	Hetero will be responsible for the marketing, promotion, distribution and sale of the Product in the Territory including, all legal costs and expenses pursuant to the terms and limitations herein, relating to such marketing, distribution, and sale of the Product. However, Oasmia being the Marketing Authorization Holder, all costs relating to and in connection with the Marketing Authorization grant and renewal shall be borne by Oasmia itself.

5.2	Upon Oasmia seeking all the regulatory approval and clearances, Hetero will use commercially reasonable efforts to bring the Product to market without any inordinate delay and market the Product in accordance with this Agreement, for the benefit of both Parties.

6.	JOINT STEERING COMMITTEE

6.1	Promptly after the Effective Date, but in any event within ninety (90) days from the Effective Date, the Parties shall establish a steering committee (the “Committee”) to oversee the Parties’ cooperation and performance under the Agreement including but not limited to the development, manufacturing, marketing, sales and regulatory issues of the Product to ensure timely supply, development and approval and successful marketing and sales of the Product. Any questions relating thereto shall be resolved in English.

6.2	The Committee shall include a minimum of two (2) representatives of each Party. The initial members of the Committee are specified in Appendix III. Each of the Parties may replace any or all of its representatives on the Committee at any time upon written notice to the other Party. Each Party may, in its sole discretion, but subject to the written objection of the other Party (with demonstrable reason for objection), invite to attend meetings or portions of such

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meetings of the Committee, a reasonable number of non-member representatives of such Party who have a reasonable purpose for attending such meeting or portion of such meeting. The Committee shall be co-chaired by a representative by each Party, as such representative may be changed by the designating Party at the time. The co-chair persons shall appoint a secretary of the Committee, and such secretary shall serve for such term as designated by the co-chair persons.

6.3	The Committee shall meet at least every sixth calendar month, with the first meeting to be held within six calendar months following the Effective Date, unless otherwise agreed between the Parties. Such meetings shall alternate between Oasmia and Hetero’s locations (or be held by teleconference or videoconference or other suitable remote meeting system, if agreed by the Parties) and be held at such time as are mutually agreed upon by the Committee.

6.4	The role of the Committee shall be to facilitate sharing information between the Parties and to permit discussion and recommendations, in particular in relation to;

a)	Reviewing Hetero’s strategy and plans for supply, marketing and distribution of the Product in the Territory;

b)	Review of Marketing and Sales performance and the financing in connection with the Marketing and Sales;

c)	Reviewing regulatory data and regulatory documentation, and the progress and outcomes of applications to Competent Authorities in the Territory for Marketing Authorization and agreed written strategy in respect of the same to maximize the Product position and Sales in the Territory;

d)	Considering what might be suitable as the Trademark;

e)	Discussing manufacturing and supply and any issues of Improvements which might be made, and reconciling the quality systems of the Parties as needed.

6.5	Steering Committee meetings shall always be minuted in writing. Minutes shall be signed by each Party within ten (10) days from the meeting to be valid.

6.6	Agreements made and minuted at a Steering Committee Meeting is meant to have an impact on items and issues regulated in this Agreement, however any change will be specifically referred to the Signees for their final consideration.

6.7	However, each Party shall be at liberty to make its own decisions, following discussion in the Committee, in relation to their respective obligations under this Agreement.

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7.	REGISTRATIONS AND APPROVAL OF THE PRODUCT

7.1	Oasmia shall be solely responsible for all communications with the Competent Authorities in relation to obtaining, renewing, and maintaining the Marketing Authorization, unless the Marketing Authorization is obtained by Hetero, as approved by Oasmia, in accordance with this Agreement.

7.2	However, if separately agreed by the Parties, Hetero shall have the right to, on behalf of Oasmia, communicate with the Competent Authorities in the Territory in relation for Oasmia to obtaining, renewing, and maintaining the Marketing Authorization. Commitment on costs for Regulatory Approval shall be agreed in advance with Oasmia before Hetero makes any commitments to any Regulatory Authority.

7.3	Hetero shall support Oasmia, if reasonably requested and on terms negotiated in good faith, where Hetero has in its possession or control or is more easily able to obtain, information reasonably necessary for the obtaining or maintenance by Oasmia of any Marketing Authorization for the Product inside the Territory. Such support may include Hetero being named as applicant for Marketing Authorization. However, Hetero may only be named as an applicant in those countries within the Territory where, due to Regulatory Requirements, it is not possible for Oasmia, as a manufacturer, to receive Marketing Authorization. For the avoidance of doubt, nothing in Hetero’s role as an applicant shall be construed as creating, granting or conveying to Hetero any license, right, title or other interest in or to the Product or any Intellectual Property Rights, including, but not limited to Patent Rights or Trademarks, owned or controlled by Oasmia.

7.4	Hetero shall on Behalf of Oasmia, obtain and maintain pricing/reimbursement approvals for the Product in each country in the Territory, as well as Named Patient Sales or other means of sales channels pertinent in the Territory. Hetero shall in connection hereto provide to Oasmia any advice, assistance, information, data and/or material if required (to the extent in the possession or control of Hetero) regarding the above pricing/reimbursement mechanism. In cases where Marketing Authorization is obtained in the name of Hetero under this Agreement Hetero shall obtain and maintain pricing/reimbursement approvals in its own name.

7.5	Hetero shall use best efforts to bid, win and place tender orders or similar requirements in use within the Territory and shall use all professional means applicable to make the Product a success in sales and marketing positions in the Territory.

7.6	Each Party undertakes to notify the other Party within (ten) 10 business days of receipt of any correspondence received from any Competent Authority to the distribution of the Product in the Territory. In case of urgent matters, such notifications shall take place without inordinate delay.

7.7	Hetero shall, if required by Oasmia, support Oasmia in contact with each Competent

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Authority with respect to packaging and labelling of the Product, including design/artwork, material and text, as well as the form of packaging, the appearance of the packaging, storage, and handling as required for the Product for each country in the Territory. Hetero shall, in such case, provide to Oasmia on a regular basis the information and requirements necessary for manufacturing packaging and labeling from time to time in each country of the Territory and on Oasmia’s request proof-read any packaging, labeling, design/artwork, material and text.

7.8	Hetero shall support Oasmia, if reasonably requested and on terms negotiated in good faith, where Hetero has in its possession or control or is more easily able to obtain, information reasonably necessary for the obtaining or maintenance by Oasmia of any Marketing Authorization for the Product inside the Territory.

8.	PHARMACOVIGILANCE

8.1	Oasmia shall be responsible for ensuring that the Product’s quality, its packaging complies with the Regulatory requirements of the Territory. If the Product or its individual components are manufactured by Oasmia’s subcontractors, Oasmia shall implement quality control requirements to his subcontractors. However, Oasmia shall be responsible for the errors or defects committed by their sub-contractors, further Oasmia shall indemnify Hetero to the fullest extent for all such defects.

8.2	Hetero shall promptly notify Oasmia in writing of any adverse events of which Hetero becomes aware in relation to the Product, including, but not limited to, any complaints, whatever reason, from Customers.

8.3	The role of Hetero in all the Pharmacovigilance matter shall be limited to that of a complaint forwarder only.

8.4	Oasmia shall use its best efforts to assist Hetero in pharmacovigilance issues and shall make commercially reasonable efforts to promptly establish and adopt sufficient procedures concerning such cooperation and the exchange of pharmacovigilance information.

8.5	Hetero shall promptly provide to Oasmia copies of all documents containing any negative comments or feedback, or details of, its sale, marketing or promotion that is received from or exchanged with any Competent Authority or other person.

9.	MARKETING AND SALES

9.1	Hetero shall use best efforts to distribute and sell the Product in the parts of the Territory where Marketing Authorization has been obtained and within [***] of receipt of notice that Oasmia has obtained a new Marketing Authorization, subject to a timely Product delivery by Oasmia and approval of the Product price by the Competent Authority (if so provided by the law in the Territory).

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9.2	As consideration for entering into this Agreement, Hetero shall pay Oasmia a fee [***] USD (‘Fee’), The Fee so paid shall be applicable for all the Three (03) Products i.e. (a) Micellar paclitaxel lyophilized powder for injection (b) micellar doxorubicin lyophilized Product for injection, currently named Doxophos (c ) micellar docetaxel lyophilized product for injection, currently named Docecal. Further, the said fee shall be paid in a staggered manner as mutually agreed between the Parties. For the sake of clarity is further agreed by both the parties that the payments shall commence only after the Product/s are ready for commercialization.

9.3	Upon grant of the Marketing Authorization by Oasmia or Hetero (if applicable) Hetero shall use its best efforts to market, offer for sale and maximise sales of the Product in the Field in the Territory for the complete Term of this Agreement.

9.4	Hetero shall be liable for all the marketing and sales costs in the Territory. Hetero shall in due time before Marketing Authorization by Oasmia or Hetero (if applicable) is expected develop a marketing and sales strategy appropriate for the respective country of the Territory. These plans shall be presented to Oasmia and be approved formally. The intention with the strategy shall be to make the time gap from Marketing Authorization to launch of the Product as short as possible. The strategy shall include expected sales volumes for specified scenarios of market penetration and a product positioning plan and sales channels to be considered to maximize sales in price and volume.

9.5	Hetero shall organize the marketing and sales plans and activities to fit any tender system applicable within the Territory.

9.6	Beginning at the first calendar quarter following Oasmia or Hetero (if applicable) obtaining of the Marketing Approval and then at the first calendar quarter of the respective year, Hetero undertakes to send an order to Oasmia for the minimum quantities of Products in the below format.

Minimum Quota Year

Fiscal Year	Minimum Quantities	Packing
Year 1	[To be agreed separately]	Vials
Year 2	[***]	Vials
Year 3	[***]	Vials
Year 4	[***]	Vials
Year 5	[***]	Vials

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9.7	If the minimum quantities per year are not achieved by Hetero, Oasmia may, as its option, in whole or in part, convert Hetero’s right to distribute and sell the Product to a non-exclusive right. The MOQ’s to be provided in the above format shall not be greater than [***] forecasted values or as mutually agreed between the Parties from time to time, subject to timely supplies and deliveries from Oasmia.

10.	PROFIT SHARING

10.1	Oasmia and Hetero shall share the profit from any Sales of Product in the Territory. The Profit Sharing shall be calculated in accordance with Appendix I.

10.2	Hetero shall present monthly sales statistics for all Sales in the Territory. The figures shall include: total Gross Sales in units sold and total amount in RUB or each country in the Territory.

10.3	Hetero shall keep and maintain complete and accurate records of the sales and all necessary and supporting data for calculation of the Profit to be shared by the Parties. Such records shall be retained during the Term and for a period of three (3) years thereafter.

10.4	To verify the accuracy of accounting for the Product sale in the preceding year, as reflected in the accounting Hetero’s documents, Oasmia shall have the right to once a year nominate a firm of independent certified public accountants; as mutually agreed by Oasmia and Hetero; to inspect respect of the Product Sales and take copies of such records during reasonable business hours, for the purpose of verifying, the Sales of the Product and any applicable Affiliates, provided that such accounting firm shall be first made subject to confidentiality obligations not more burdensome than those to which the Parties are subject to under this Agreement. In any case, Oasmia shall send a copy of the auditor's report to Hetero before a complaint (with reason), in case this is the results of the audit.

10.5	Hetero or its Affiliate is required to reimburse Oasmia for an underpayment (in any amount) it shall do so (together with interest payable pursuant to clause 15) within thirty (30) days of its receipt of notice from Oasmia of the result of the accountant’s audit. In the event that the accountants’ audit finds that an underpayment of [***] or more has been made by Hetero or its Affiliate, Hetero shall reimburse Oasmia the cost of the audit (within thirty

(30) days of its receipt of notice of the results of the audit).

10.6	If Hetero does not agree with the results of the audit, Hetero shall send its written objection to Oasmia. The Parties shall, within ten (10) days from Oasmia’s receipt of Heteros written objection, discuss the audit results and negotiate in good faith to solve the issue in a reasonable manner. If the Parties cannot agree, the Parties shall nominate an independent auditing organization by mutual decision.

10.7	If Hetero or its Affiliate sells Product in a currency other than RUB, then for purposes of calculating the payable Profit to be shared, such non-RUB Sales will be converted into RUB

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using Hetero’s standard methodology, which shall be according to International Financial Reporting Standards (IFRS). Hetero shall provide Oasmia with any documents or information reasonably requested by Oasmia in order to comply with any tax, foreign exchange or other laws relating to this Agreement and payments hereunder. The Parties shall cooperate with each other for Oasmia’s applications and reports to any governmental authorities.

10.8	Hetero shall use its best efforts to support and protect Oasmia from any taxes, duties or other charges that might be a result of profit from Sales within the Territory.

11.	FORECASTING AND ORDERING

11.1	Hetero shall by the quarter in which Oasmia or Hetero (if applicable) has received the Marketing Authorization for the Product, and subsequently by 30 June each Year, provide to Oasmia in writing its forecast requirements of Finished Product for the next twelve (12) months (“Forecast”).

11.2	Hetero shall keep Oasmia updated on a monthly basis with a twelve (12) month Rolling Forecast for Product tenders out for bids in the Territory (“Rolling Forecast”).

11.3	The first three (3) months of such Rolling Forecast shall be considered a binding purchase and delivery order tied to specific tender orders within the Territory (“Binding Purchase Order”). The following nine (9) months shall be considered a non-binding estimate.

11.4	Oasmia will notify Hetero following receipt of a forecast, if its manufacturing capacity is not likely to be sufficient to meet the anticipated volume requirements of Hetero (taking into account Oasmia’s own and other third parties’ requirements), as well as the volumes of Finished Product that Oasmia is likely to be able to supply during the period of the forecast, and Hetero’s Binding Purchase Order shall be automatically decreased by the volume of finished Product which exceeds volumes Oasmia is able to supply to Hetero.

11.5	Hetero shall on a monthly basis provide Oasmia with Sales statistics and current vials in stock, in accordance with Appendix I.

11.6	Binding Order shall be designed by Hetero for a specific volume of the Product for a specific delivery in order to Clause 9 herein.

12.	SUPPLY OF PRODUCT

12.1	Oasmia shall, during the Term, manufacture and deliver such quantities of Finished Product which are ordered by Hetero in writing from time to time within sixty (60) days from the date of Oasmia’s acceptance of Hetero’s Binding Purchase Order.

12.2	Oasmia shall confirm in writing each Binding Purchase Order within ten (10) business days from the receipt of the same.

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12.3	Without prejudice to any rights or remedies available to Hetero under law or this Agreement, Oasmia agrees to promptly notify Hetero after becoming aware of any actual or anticipated delay in any delivery of Finished Product.

12.4	As part of the Supply Price, Oasmia shall package and label Products in compliance with the instructions provided by Hetero, provided that Oasmia shall have no obligation to implement new packaging or labelling requirements communicated by Hetero with a lead time of less than six (6) months, unless such requirements are mandatory by the law of the Territory. Oasmia shall be identified as the developer/manufacturer/packer/owner of the Finished Product distributed and sold in the Territory. The packaging of the Finished Product, approved by Oasmia using supporting documentation provided by Hetero, shall be: (a) sufficient to protect the Finished Product during shipment, (b) compliant with environmental regulations or other relevant rules or regulations of the Territory; and (c) contain the proper labelling as instructed by Hetero pursuant to this Agreement. Hetero shall not without the specific permission of Oasmia’s repackage any Finished Product units.

12.5	Product traceability shall always be assured. cGMP and cGDP shall be applied and documented for the Product from Hetero. The integrity of the sealed immediate container has to be assured whatever action undertaken by Hetero. Oasmia shall use best endeavours to supply the Finished Product and to meet the delivery date.

12.6	All Finished Product delivered by Oasmia shall be delivered CIP Sheremetyevo Airport Moscow, Russia or any other mutually agreed destination within the Territory. (CIP per Incoterms 2010, made part of this Agreement by reference) in accordance with the terms of this Agreement.

12.7	Hetero shall use its best endeavours to retrieve the Finished Product in a prompt manner and any warehouse or storage costs incurred by Oasmia due to Finished Product being left at the point of delivery on Hetero’s instructions, or as a result of an act or omission of Hetero, shall be borne by Hetero.

12.8	Subject to and during the Term/s of this Agreement, Hetero grants Oasmia, its agents and employees a licence at all reasonable time, with prior notification, to enter the premises where the Finished Product are or may be stored in order to inspect them.

12.9	Product shipped to Hetero cannot be returned to Oasmia at any time except the cases of damage in-transit and noncompliance of the Product to the agreed quality and manufacturing standards, which Hetero shall not be bound to accept and shall reserve the right to return the same to Oasmia at the cost and expense of Oasmia, within 30 days from the date of receipt of the Product by Hetero. However if the Product has any latent defect which are noticed after the date of delivery to Hetero or during the period of inspection as stated above, Hetero shall notify Oasmia within 30 days from the date of discovery of such Latent Defect, any time during the shelf-life of the Product (‘Rejection Notice’).

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In the event OASMIA does not accept the Rejection Notice, OASMIA shall submit a sample retained from the relevant batch of the product under dispute to an independent competent laboratory, mutually selected by the Parties, whose adjudication as to whether the Product conforms to the manufacturing standards, agreed quality and Specifications or not shall be final and binding on the Parties. The expenses incurred for such third party determination will be borne by the Party against whom the findings are made. If the said laboratory finds the Product does not conform to the Specifications, OASMIA shall replace Product free of cost to Hetero.

In the event, Oasmia accepts the Rejection Notice, Oasmia shall arrange to replace; without any cost to Hetero; the Non-Confirming Product stock available with Hetero, within 45 days from the date of complaint made by Hetero or rejection by Hetero.

12.10	All costs for expired Products disposal shall be covered by Hetero.

13.	QUALITY OF PRODUCT

13.1	Oasmia represents and warrants that all amounts of the Product delivered and supplied to Hetero:

a)	shall have been manufactured in accordance with the approved specifications in the Marketing Authorizations, all applicable regulatory requirements and/or commitments, cGMP and all applicable laws and regulations in force in the Territory;

b)	shall comply with the approved specifications;

c)	the manufacturing facilities utilized for the manufacture of Finished Product shall, at the time of manufacture, comply with applicable regulations, or other applicable regulations, including applicable cGMP.

13.2	Clause 13.1(a), 13.1(b) and 13.1(c) shall together be the “Agreed Quality”.

13.3	Oasmia shall with each batch of the Product delivered and supplied furnish Hetero with a certificate of analysis indicating the compliance of that batch of the Product with the Marketing Authorization, and such other information and documentation as may be required from time to time under applicable laws and regulations in the relevant country in the Territory.

13.4	Expiry date must be at least [***] from Oasmia’s shipping date. After the delivery of the Product from Oasmia, Hetero shall promptly: (i) perform a visual inspection of the Finished Product so delivered without exposing the Product to direct sun light, to identify any visible signs of defect or transportation damage, and (ii) notify Oasmia should any such defect be found, and in that case place such Finished Product in quarantine until the claim is settled between the Parties.

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13.5	If a Party becomes aware that a Finished Product delivered is defective, or is recalled by any governmental agency or authority or is not in conformance with the Agreed Quality (“Non- Conforming Finished Product”), such Party shall notify the other Party in writing without undue delay after becoming aware thereof.

13.6	Hetero shall identify temperature loggers and ensure that temperature during transportation complies with appropriate storage conditions. The original temperature recording chart shall be returned to Oasmia in no case later than thirty (30) business days from Product receipt.

13.7	As soon as possible, but in no case later than thirty (30) business days following delivery of Product from Oasmia, Hetero shall, without prejudice to its rights relating to Non-Conforming Product in this Agreement, perform an optical inspection of the goods so delivered without exposing the Product to direct sun light, to identify any visible signs of defect or transportation damage, notify Oasmia promptly should any such defect be found, and in that case place such Product in quarantine until the claim is settled between the parties.

13.8	If Hetero finds out that a Product delivered is defective, does not comply with the agreed quality, was shipped in violation of any applicable statute, administrative order or regulation, is recalled by any governmental agency or authority, or is not in conformance with instructions agreed upon by the parties regarding packaging or transport, or is not suitable for use or sale (“Non-Conforming Product”), Hetero shall notify Oasmia in writing without undue delay after becoming aware thereof. Any claims by Hetero regarding Non-Conforming Finished Product delivered shall specify in reasonable detail the nature and basis for the claim and cite relevant Oasmia batch control numbers or other information to enable specific identification of Finished Product involved. Hetero shall enable Oasmia to perform an audit of all relevant cGMP and/or cGDP related activities performed by Hetero under this Agreement at Oasmia’s expense. The audit will be made not earlier than one (1) month before the reasonable notice provided, during ordinary business hours. The content and form of the audit shall be discussed in advance between the Parties.

13.9	During the Term of this Agreement, Hetero may submit quality complaints regarding the Products to Oasmia. Oasmia must carefully investigate any such complaint, and notify Hetero, within reasonable time, on the results of the investigation and on any corrective or preventive actions taken following the complaint.

13.10	PRODUCT RECALL; REGULATORY MATTERS

13.10.1	In the event that (a) any governmental agency or authority or Competent Authority issues a recall or takes similar action, in connection with the Finished Product sold by Hetero in the Territory, or (b) a court of competent jurisdiction orders such a recall, or (c) Oasmia decides to cease distribution and/or sales of the Finished Product by reason of a possible safety risk (hereinafter “Recall”) then Oasmia shall promptly inform Hetero of such Recall, and Oasmia and Hetero shall agree on an appropriate course of action.

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13.11	Hetero shall promptly inform Oasmia of any notification of any action by, or notification or other information which it receives (directly or indirectly) from any regulatory or other authority, which (a) raises any material concerns regarding the safety or efficacy of the Finished Product, or (b) which indicates a necessity for a recall or market withdrawal of the Finished Product.

13.12	Oasmia shall bear all direct costs and expenses of a Recall resulting from Finished Product failing to meet the Agreed Quality or suffers manufacturing defects or non-conformances with specifications at the date of delivery to Hetero. Hetero shall bear all direct costs and expenses of a recall resulting from Hetero’s failure to meet any storage conditions’ from the date of delivery to Hetero; or if Hetero, without written approval from Oasmia, make any change of immediate package of Finished Product or makes any change of labels on package or change of package inserts. To establish the reasons why the Product does not comply with the agreed quality, description of the defect accompanied by relevant pictures and reports from the Regulatory Authority shall immediately be sent to Oasmia for examination. A procedure complying with EU GMP shall be in place by Oasmia and adhered to in investigating the case and the cause for non-compliance. Examination is not performed if the non-compliance to the agreed quality is established by the report from the Regulatory Authority. A defective unit shall only be returned in cases previously agreed in writing with Oasmia.

14.	SUPPLY PRICE AND PAYMENTS

14.1	Subject to the terms and conditions hereunder, Hetero shall pay the Supply Price set out in Appendix I and in the Contract.

14.2	Any import customs fee or other taxes involved in the supply collected in the Territory shall be paid by Hetero. Oasmia shall invoice Hetero for the Supply Price in relation to Finished Product at the Delivery Date of the Finished Product. Invoices from Oasmia shall be made in EUR. The payment terms are to be specified in the Contract as well, in accordance with the Terms in this Agreement.

14.3	All payments shall be made by bank transfer specified in the Contract, or by such other payment method as shall be stipulated by the relevant Party from time to time, to such bank account as that Party may from time to time notify in writing to the other Party.

14.4	All sums payable under the Agreement shall be paid in full without any deductions or withholdings (including deductions or withholdings in respect of items such as income tax, corporation tax, or other taxes, charges or duties).

14.5	FACILITY AUDIT

Anytime during the continuance of this Agreement, but only once a year, on receipt of thirty (30) calendar days’ notice from HETERO, OASMIA shall permit authorised representative(s) of

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HETERO or HETERO designated third parties to enter during working hours with prior intimation to inspect OASMIA’s Facility or any such locations agreed in the Purchase Order used for manufacturing and storage of the Products, in order to examine and supervise the process or method of manufacturing and packing and storage of the said Product, storing of the Raw Materials, ingredients and other materials used in relation to manufacture and packing of the said Products in compliance with terms and conditions of this Agreement. OASMIA shall extend full co-operation to the authorised representative(s) for conducting such inspection or supervision. The objective of such Audit shall be to ensure Manufacturer’s compliance with cGMP and FDA regulations with regards to the Manufacturing Facility, Products and related process. OASMIA will, upon request, supply copies to HETERO of all standard operating procedures/ licenses/ permits of OASMIA relevant to the Manufacturing Facility and the Product including but not limited to manufacturing processes, packing, QC, storage and release in order to verify compliance with cGMP.

14.6	In event HETERO or its representative or designated third parties, identifies any deficiencies or non-compliance in Manufacturer’s Facility or processes related to the Product, which may include but is not limited to (i) case of any actual or suspected facility/material/ processes lack of compliance with (including any breach of) the terms and conditions of this Agreement and/or of the applicable laws and/or regulations or (ii) risks or deficiencies are identified or anticipated by HETERO in OASMIA’s Facility/Processes, OASMIA within thirty (30) days of such identification shall provide corrective action plan, which should remedy the deficiency within sixty (60) days of delivery of such corrective action plan or within a timelines as agreed by HETERO. In the event OASMIA does not agree with the result of the audit reached by the representatives of HERETO, the Parties shall submit the dispute to an independent laboratory which decision shall be binding.

14.7	The cost of the audits shall be assumed by defaulting Party.

14.8	Any and all information compiled during the audit shall be subject to the confidentiality obligations envisaged in this Agreement and such information shall not be used for purposes other than those set out in this Agreement.

15.	EXPORT CONTROLS

The Parties acknowledge that this Agreement is subject to compliance with any applicable laws, regulations, or orders, including those that may relate to the export of technical data, and the Parties agrees to comply with all such laws, regulations and orders.

16.	REPRESENTATIONS AND WARRANTIES

16.1	Oasmia warrants and represents:

a)	that it shall at all times comply with the Regulatory Requirements; and

b)	that the rights granted or to be granted to Hetero pursuant to this Agreement on Territory do not conflict with any rights granted to any third party.

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17.	INTELLECTUAL PROPERTY

17.1	Except for those rights expressly granted under this Agreement, nothing in this Agreement shall be construed as creating, granting or conveying to one Party any licence, right, title or other interest in or to any Intellectual Property Rights, including, but not limited to Patent Rights, owned or controlled by the other Party or its Affiliates (i) existing prior to the Effective Date; or (ii) independently discovered and developed during the Term by such other Party or its Affiliates other than in performance of its obligations under this Agreement and without use of such other Party’s Intellectual Property Rights or Confidential Information.

17.2	Oasmia shall be responsible for and undertake, at its own cost, the filing, prosecution, maintenance and defence of any Patent Rights.

17.3	Each Party shall notify the other in the event any third party shall commence or threaten to commence an action against Oasmia or Hetero alleging that the sales of the Finished Product infringes a patent or other Intellectual Property Right of such third party. Each Party shall keep the other reasonably informed with respect to the progress of any such action from time to time. Each Party shall be permitted to participate in any such infringement litigation on its own behalf, at its own expense, through counsel of its choice. By this Agreement becomes effective, Oasmia has no actual knowledge

a)	of any third party patents, trademarks or other proprietary rights which are valid and which would be infringed by making, having made, using, selling, offering for sale or importing Product in the Territory in accordance with the terms of this Agreement; and

b)	that as a result of the execution and delivery of this Agreement and the performance of Oasmia hereunder, of any violation of, or lose any rights pursuant to, any license, sublicense or agreement previously provided to a third party with respect to Oasmia’s intellectual property rights relating to the Product, including the Patent Rights.

18.	INDEMNIFICATION AND LIABILITY

18.1	Without prejudice to any other limitation (whether effective or not) of either Party’s liability, neither Party shall be liable (whether in contract, tort (including negligence) or for breach of statutory duty or otherwise) for any loss of profits, use, opportunity, goodwill, business or anticipated savings, for any indirect or consequential losses in connection with this Agreement or the Products (in each case irrespective of any negligence or other act, default or omission of a Party (or its employees or agents), and regardless of whether such loss or claim was foreseeable or not or whether the other has been informed of the possibility of such loss). Nothing in this Clause 19 shall however operate to limit or exclude any liability for fraud.

18.2	Oasmia hereby indemnifies Hetero in full and on demand and shall keep Hetero so indemnified from and against all Losses incurred or suffered by Hetero whether or not

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foreseeable and howsoever arising, as a result of any Claim by a third party which alleges that the Finished Product has caused death or personal injury as a direct result of the Finished Product as delivered to Hetero proved not to meet the Agreed Quality or suffer any manufacturing deficiency or non-conformance to the specifications. The indemnity in this Clause 19 shall not apply where the Losses or Claim shall have resulted in storage following delivery to Hetero.

19.	INSURANCE

During the Term, the Parties agree to have insurance coverage for the general obligations to the extent sufficient to meet its obligations and commitments expressed in this Agreement.

20.	Technology Transfer by Oasmia:

20.1	During the Term of this Agreement, Hetero shall have the right to require OASMIA agrees to transfer Technology/Know-How for the Product excluding Oasmia’s proprietary excipients, including but not limited to XR17 and process including supporting technical documentation in terms of technology transfer unconditionally and without any additional cost to HETERO on non-exclusive, sub-licensable, assignable, transferrable continuous basis to the extent sufficient for HETERO to manufacture the Product in any of its own facility or any third party facility and maintain the Marketing Authorization for the Territory in occurrence of following events -

(i)	The compliance status of OASMIA’s Manufacturing Facility is revoked or substantial cGMP violations are reported by the Regulatory Authorities during any inspection and Oasmia fails to cure such failure within one-hundred-eighty (180) days or
(ii)	If Oasmia stops the manufacturing of the Product or
(iii)	OASMIA is unable to correct deficiencies identified by Regulatory Authorities during any Facility Audit during one-hundred-eighty (180) days or
(iv)	OASMIA is unable to manufacture the Product for a continuous period of 180 days during term of this Agreement.
(v)	Oasmia decides not to continue manufacturing of the Product.
(vi)	Termination of the Agreement due to material breach of Oasmia.

20.2	In case above mentioned events take place, OASMIA shall initiate Technology/Know-How transfer for manufacturing by HETERO’s facility or any third party facility designated by HETERO at HETERO’s cost. OASMIA shall be responsible for the transfer of technology including the Formula, Analytical Methods, Validation of process/batches, Manufacturing Process to the Manufacturing Site as discussed and determined between the Parties.

20.3	Any such Tech transfer shall be initiated within 30 days of date of notice from HETERO and will be completed within a period of six (6) months from date of initiation.

20.4	If deemed required by HETERO, OASMIA will depute technicians at a time for such technology transfer, for assisting and training HETERO’s technicians to operate the plant in respect to the manufacturing of PRODUCTs.

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20.5	OASMIA shall provide all necessary supports and resolve all queries/ escalation with respect to manufacturing of the Product, till HETERO or its designated party is able to manufacture three (3) commercial batches of the Product.

20.6	Warranty and Indemnity Oasmia shall not be responsible for any Finished Product manufactured by or for Hetero under such licenses. Accordingly, Oasmia shall not have any warranty or indemnity obligations under the Agreement in respect of such Finished Products and Hetero shall indemnify Oasmia from all liabilities arising out of the manufacture of such Finished Products by or for Hetero.

21.	TERM AND TERMINATION

21.1	This Agreement enters into force on the Effective Date and shall be valid for [***] from the Effective Date.

21.2	Twelve (12) months before expiration of this Agreement the Parties have the opportunity to agree on a two (2) years prolongation of the Term of this Agreement.

21.3	Notwithstanding the above, in addition to the termination provisions set forth elsewhere in this Agreement, the Agreement may be terminated:

a)	by mutual agreement of the Parties;

b)	by a Party by written notice having immediate if effect, if there is a material breach in the performance of the other Party’s duties and obligations under this Agreement, including but not limited to any non-payment hereunder, and the Party in default has not remedied the default within sixty (60) days after receipt of written notice (provided that if such default involves any matter relating to the public health or relates to a matter for which substantial harm shall accrue to the non-defaulting Party by such delay (including without limitation harm to the Marketing Authorization, registration or patents pertaining to the Product);

c)	by a Party by written notice having immediate effect, in the event either Party receives a bona fide offer for the merger with or into a third party, the sale of all or substantially all of either Party’s assets or the line of business or Product to which this Agreement relates to a third party, or the exclusive licensing of all or substantially all of the Intellectual Property relating to the Product to a third party, or if a third party announces an offer to acquire, or has acquired, more than 50% of either Party’s outstanding voting securities; or

d)	by a Party by written notice having immediate effect, in the event of the other Party’s bankruptcy or other similar enumerated circumstance;

21.4	Save as otherwise provided in Clause 21, in the event of termination for any reason, the Parties shall fulfil orders which were accepted before the end of the Agreement. Hetero, after the execution of orders it has taken until the date of termination of this Agreement, shall

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cease to promote, market, advertise or enter into negotiations for the sale of the Product in the Territory on non-exclusive terms and it shall return or, if applicable, assign to Oasmia or a third party designated in writing by Oasmia all information, Know-how and Confidential Information received from Oasmia and pertaining to the Product.

22.	POST TERMINATION

22.1	Upon termination or expiration of this Agreement for any reason, Hetero’s rights with respect to Product shall terminate save as otherwise provided in clause 21.

22.2	Promptly following termination, Hetero shall:

a)	transfer to Oasmia copies, including annotations, of all data, reports, records and materials containing Oasmia Confidential Information and that are in the possession or control of Hetero, its Affiliates or sublicenses;

b)	transfer to Oasmia all marketing and sales data and Regulatory Data collected during the term of this Agreement to Oasmia and furthermore all marketing and sales data and Regulatory Data provided to Hetero by or through Oasmia and related to the Product;

c)	transfer to Oasmia or its nominee all right, title and interest in and to every Marketing Authorization for the Product in the Territory (if any); and

22.3	Hetero hereby covenants that it will at its own expense execute, promptly sign and do all such instruments, applications, documents, acts and things as may reasonably be required by Oasmia give full effect.

22.4	Hetero shall, at its Oasmia expense, provide Oasmia with all reasonably necessary or useful assistance to enable Oasmia to coordinate and undertake the orderly continued development and commercialization of the Product in such country or countries as applicable (such assistance shall include, but not be limited to, providing access to, copies of and the right to use customer lists, marketing materials, marketing plans and marketing presentations solely to the extent related to the Product, as well as advice and recommendations on which sales representatives, sales organizations and sales methods would most likely prove most beneficial to promote sales of such Product) in the Territory.

22.5	Upon termination or expiration of this Agreement, Hetero is obliged to transfer to Oasmia any Information and/or Intellectual Property relating to the Product and is obliged to take all necessary actions with relevant Regulatory Authorities to withdraw Hetero’s role as an applicant if any, including, but not limited to, transfer to Oasmia all licence, right, title or other interest in or to any Market Authorization in Hetero’s name if any. Further, upon termination or expiration of this Agreement, Hetero is obliged to stop using Oasmia’s Intellectual Property Rights, including, but not limited to, Oasmia trademarks. However, Hetero is obliged to take all necessary actions to market and sell the Products, upon Oasmia’s request, until Oasmia, within reasonable time, has contracted another distributor for the

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maintenance of Marketing Authorization and continuation of supply of Product within the Territory.

22.6	Termination or expiration of this Agreement, for whatever reason, will not affect any accrued rights or liabilities of either Party or payments due nor will it affect the coming into force or the continuance in force of relevant clauses and any other provision of this Agreement which is expressly or by implication intended to come into or continue in force on or after such termination, including all clauses relevant to the continuation of supply of Product.

21.7.	In event of termination of this Agreement, at instance of OASMIA due to any reason other than reasons attributable to HETERO, OASMIA shall

(i)	immediately and unconditionally refund the entire amount of license fee paid till date of termination by Hetero. Any delay in refund of the License Fee by Oasmia, shall make Oasmia liable to pay on the defaulting amount for delay.

(ii)	OASMIA shall complete all the in-process Manufacturing corresponding to the orders placed by Hetero.

(iii)	In event the Agreement is terminated at instance of HETERO due to material breach of Oasmia, Oasmia shall initiate Technology Transfer to Hetero or any of its nominee to enable Hetero continue the rights and licenses granted by Oasmia to HETERO under this Agreement and shall become fully paid up, irrevocable and for a period equal to what is left of the contract, and, HETERO shall be free to use the rights/license/technology in a manner HETERO deems fit for commercializing the Product in the Territory during the period which is equal to what is left of the contract.

(iv)	Oasmia shall initiate Technology Transfer as contemplated under clause 20.

21.8	Transition Support. OASMIA shall keep on Supplying the Products as per terms and conditions of this Agreement for a period of eighteen (18) months from date of expiry or termination of this Agreement or till the time HETERO or its designated parties are able to manufacture three (3) commercial batches of the Product, whichever is earlier.

23.	FORCE MAJEURE

Neither Party shall be under any liability to the other for failure or delay in the performance of any obligation hereunder or part thereof to the extent and for the period that such performance is prevented by reason of a case of Force Majeure, provided that the Party affected thereby shall give prompt notice to the other Party of the date of commencement of the Force Majeure, the nature thereof, and expected duration; use its best efforts to avoid or remove the Force Majeure to the extent it is so able to do; and make up, continue on and complete performance when such cause is removed to the extent it is able to do so. Either Party shall be entitled to terminate this Agreement forthwith by giving written notice to the other Party if the performance of this Agreement shall be substantially hindered or prevented for a period exceeding six (6) months due to an event of Force Majeure affecting

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either Party which cannot be removed or abated.

24.	RELATIONSHIP BETWEEN THE PARTIES

24.1	The relationship between the Parties under the Agreement is that of independent contractors. Neither Party has any right or authority to enter into any contracts in the name of or for the account of the other Party, nor to assume or create any obligation of liability of any kind, express or implied, on behalf of the other Party.

24.2	Hetero shall purchase exclusively from Oasmia all Products to be offered in the Territory under this Agreement.

24.3	Each Party shall have the right to perform its rights and obligations under this Agreement through a wholly owned subsidiary.

24.4	Each Party shall be responsible for the performance of its subsidiary in the same way as if the performance had been executed by the Party itself.

25.	CONFIDENTIAL INFORMATION

25.1	Neither Party shall make copies of, disclose or use the Confidential Information of the other Party under any circumstances whether during or after the currency of this Agreement other than to employees, agents or sub-contractors of such Party who are reasonably required to know such Confidential Information for the purposes of this Agreement, in which case the Party concerned shall procure that such Persons undertake to keep such Confidential Information confidential. Each Party shall be responsible for any disclosure by its employees, agents or sub-contractors.

25.2	Clause 25.1 shall not apply to information:

a)	already in the public domain or which comes into the public domain other than through a breach hereof by a Party;

b)	which is already in the possession of the other Party free from any obligation of confidentiality at the time it is/was disclosed to it;

c)	which is developed by a Party independently of information provided by the other Party;

d)	where the non-disclosing Party to whom the information relates has expressly approved its disclosure;

e)	which the other Party is required by any Competent Authority or law to disclose but only to the extent of such required disclosure and provided prior notification of such disclosure has been given to the other Party.

25.3	Upon termination of this Agreement for whatever reason, the Parties shall each within

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fourteen (14) days return to the other all of the other Party’s Confidential Information. All obligations of confidentiality and non-use imposed upon the Parties under this Agreement shall expire ten (10) years after the expiration or earlier termination of this Agreement.

26.	STATEMENTS TO THE PUBLIC

26.1	Neither Oasmia nor Hetero shall make or procure or permit the making of any announcement or statement to the public with respect to this Agreement without the prior consent of the other Party, which consent shall not be unreasonably withheld, subject to any applicable regulatory requirements.

26.2	The wording and the timing of any press release or of any other announcement and/or statement to the public shall have to be agreed upon in advance between the Parties. The Parties agree that announcements and/or statements to the public shall be promptly reviewed by both Parties, and that any such announcements or statements deemed by Oasmia to be required to fulfil a commitment under the laws applicable to publicly listed companies in Sweden shall be reviewed within two business days by Hetero, and if Oasmia does not receive a response from Hetero within such period, it shall be deemed accepted by Hetero.

27.	ENTIRE AGREEMENT

27.1	This Agreement constitutes the whole agreement between the Parties and supersedes all previous agreements between the Parties relating to its subject matter.

27.2	Each Party acknowledges that, in entering into this Agreement, it has not relied on, and shall have no right or remedy in respect of, any statement, representation, assurance or warranty (whether made negligently or innocently) other than as expressly set out in this Agreement. Nothing in this Clause 24 shall limit or exclude any liability for fraud.

28.	AMENDMENTS

Except as otherwise provided expressly herein, no modification, amendment or supplement to this Agreement or to the Appendices hereto shall be effective for any purpose except by consent of both Parties and the proper execution of another written instrument by duly authorized officers of the Parties hereto.

29.	ASSIGNMENT

29.1	Neither Party shall assign, charge or otherwise encumber the Agreement or any right hereunder without the prior written consent of the other.

29.2	Any changes or modifications to this Agreement shall be valid if only drawn up in writing and signed by the authorized Parties’ representatives.

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30.	NO WAIVER; REMEDIES

The failure of either Party at any time to require performance by the other Party of any provision of this Agreement shall in no way affect the right of such Party to require performance of that provision, and any waiver by either Party of any breach of any provision of this Agreement shall not be construed as a waiver of any continuing or succeeding breach of such provision, a waiver of the provision itself, or a waiver of any right under this Agreement.

31.	NOTICES

31.1	Any communication, including any notice or demand, under or in connection with this Agreement must be in writing, in English, and will be deemed to be validly served if delivered personally (when delivered) or sent by confirmed fax (when confirmed), by reputable courier (after delivery) or as otherwise specified in this Agreement

31.2	To Oasmia:

Oasmia Pharmaceutical AB

Att: Chief Executive Officer V

allongatan 1

SE-752 28 Uppsala, Sweden

Telephone: +46 (0) 18 50 54 40

Fax: +46 (0) 51 08 73

31.3	and to Hetero:

Hetero Labs Limited

Att: Murali Bhimreddy

# 7-2-A2, Hetero Corporate,

Industrial Estates, Sanath Nagar,

Hyderabad – 500018, Telangana State, India

Telephone: +91 (40) 23 70 49 23 / 24 /25

Fax: +91 (40) 23 70 49 26.

31.4	A Party may change its designated address, telephone number or facsimile number by providing notice of such change to the other Party under this Section.

32.	SEVERABILITY AND VALIDITY

Any provision of this Agreement that is declared invalid or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without invalidating the remaining provisions hereof, to the extent that the purpose of this

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Agreement is not materially altered, or without affecting the validity or enforceability of such provision in any other jurisdiction. Notwithstanding the foregoing, if the purpose of the Agreement has been materially altered, a Party may terminate this Agreement.

33.	GOVERNING LAW AND DISPUTE RESOLUTION

33.1	This Agreement and the documents to be entered into pursuant to it, and any dispute or claim arising out of or in connection with it or its subject matter or formation, including any question regarding its existence, validity or termination, (including non-contractual disputes or claims) ("Dispute") shall be governed by and construed in accordance with the laws of Switzerland.

33.2	A conciliation committee shall be installed by both Parties. The conciliation committee shall attempt to resolve any Dispute by mutual agreement. The conciliation committee shall consist of the Managing Directors (or equivalent) of the Parties as well as two additional authorised designees from each Party. In case the conciliation committee has not resolved the Dispute within thirty (30) days (fifteen (15) for Disputes relating to amounts owed) after the Dispute has been referred to it by either of the Parties, either of the Parties may resort to arbitrary court to resolve the Dispute.

33.3	Any dispute, controversy or claim arising out of or in connection with this Agreement, or the breach, termination or invalidity thereof shall be referred to and finally resolved by arbitration under the Rules of Arbitration of the International Chamber of Commerce. The number of arbitrators shall be three. The seat or legal place of the arbitration shall be Zurich, Switzerland. The language to be used in the arbitral proceedings shall be English.

(Signature page follows)

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IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as a DEED and delivered by their respective, duly authorized officers, as of the day and year first above written.

SIGNED as a DEED on behalf of Oasmia Pharmaceutical AB, a company incorporated in Sweeden, by                                                           , in accordance with the laws of that territory, [is][are] acting under the authority of the company.

Place and Date: Name: Title:	Place and Date: Name: Title:

SIGNED as a DEED on behalf of Hetero Labs Limited, a company incorporated in India, by                                                           , in accordance with the laws of that territory, [is][are] acting under the authority of the company.

Place and Date: Name: B.Murali Krishna Reddy Title: Authorized Signatory	Place and Date: Name: M.Jayapal Reddy Title: DGM Legal

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APPENDIX I

Delivery, Supply Price, Profit Sharing and Invoicing

Definitions

“Supply Price” shall be Oasmia’s All-In Cost of Goods;

“All-In Cost of Goods” shall mean Oasmia’s [***]

“Allocable Overhead” shall mean with respect to a Party’s activities, costs directly related to such activities and incremental costs actually incurred by such Party or for its account, including but not limiting to, those which are attributable to such Party’s supervisory services, quality control, occupancy costs, financial costs, depreciations and its payroll, information systems, delivery systems, or purchasing functions and which are allocated to company departments based on space occupied or headcount or other activity-based method consistently applied by such Party. Allocable Overhead shall not include any costs attributable to general corporate activities including executive management, investor relations, business development and legal affairs.

“Gross Sales” shall mean the total amounts invoiced by Hetero for any Sales, before any rebates, discounts or allowances, which are remuneration for a delivery of Product to any customer in the Territory.

“Hetero’s Distribution Cost” shall mean costs for transportation, insurance and storage from FCA (Free Carrier, Moscow, Russia) to Customer.

“Profit Sharing” shall have the meaning given in this Appendix I Clause 2.

Delivery and Supply Price

The Product will be manufactured, packaged and supplied by Oasmia to Hetero at Oasmia’ Cost of Goods Sold (“COGS”).

Oasmia’s Supply Price shall be equivalent to Oasmia’s COGS.

Hetero shall have right to audit the books of accounts for determining the validity of COGs provided by Oasmia.

a.	Hetero receives Finished Product from Oasmia at Oasmia’s current Supply Price

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b.	The Supply Price may be revised by Oasmia once per year, to be effective May 1 the following year, giving at least three month’s written notice.

c.	Any change in Supply Price shall not affect the Supply Price for orders already submitted.

The Supply Price will be revisited once per year and may be adjusted upward or downward based on actual costs increases or decreases.

Oasmia shall at all times with reasonable commercial efforts keep the Supply Price to enable to keep Hetero competitive in the market.

Profit Sharing

a.	Hetero sells the Product in the Territory on a country by country basis.

b.	The Profit Sharing shall be calculated as follows:

= Profit to be shared [***]

“Net Profits” means Net Sales minus the Supply Price of the Product and Hetero Distribution Expenses (includes warehouse & logistics) which shall include but not limited to out-of-pocket distribution, freight/carrier, transit insurance, storage and shipping costs which under no circumstances exceed more than [***] of Net Sales.

“Net Sales” means the amount received by Hetero from commercial sales of Products to fully reimbursed price parties in the Territory minus

a.	credited returns, customer credits and refunds, cost of credit insurance, if applicable, trade discounts, promotional allowances, customer and government rebates, actual chargebacks (rebates, chargeback rebates, compulsory rebates, reimbursements or similar payments granted or given to wholesalers or other distributors, buying groups, health care insurance carriers or other institutions, and third party administrative fees granted, allowed or incurred;

b.	price reductions and shelf stock adjustments;

c.	sales, use, excise or similar taxes or other governmental charges and surcharges imposed on the sale of the Profit Share Product;

d.	allowances or credits to customers on account of rejection, withdrawal, recall, or return of such Product or on account of retroactive price reductions or price protection charges or re- procurement/failure to supply charges affecting such Product, to the extent that such allowances, credits or charges are customary in the generic pharmaceutical industry in the Territory;

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e.	allowances for uncollectable accounts and bad debts and refunds and credits for pricing errors and any penalties levied by the customer on account of late deliveries occasioned by delayed supply.

f.	excess inventory or Profit Share Product with expired shelf life at cost, in each case to the extent separately invoiced and not reimbursed by any third party, and as incurred in the ordinary course of business in connection with the sale of the Profit Share Product

Invoicing and Payment

Oasmia will invoice the Profit Sharing bimonthly in EUR. In order to do that Hetero shall, within ten days, on a monthly basis, provide Oasmia with;

a.	Statistics showing Gross Sales in units (e.g. vials) and in RUB on a country by country basis.

b.	Hetero’s Distribution Cost.

Except as otherwise set out in the Agreement, all applicable payments will be paid by a Party sixty (60) days from the invoice date.

All Profit Share payments by Hetero will be made on at the end of every two month periods, along with a report showing net profits, net sales, and the profit share allocations.

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APPENDIX II

Patent rights

To be agreed upon between the parties.

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APPENDIX III

Joint Steering Committee

To be agreed upon between the Parties